INTERNATIONAL TOWER HILL MINES LTD.

(the "Company")

REPORT OF VOTING RESULTS

(Pursuant to section 11.3 of National Instrument 51-102)

The following matters were put to a vote at the 2009 Annual General Meeting of the shareholders of the Company held in Vancouver, British Columbia on October 15, 2009. Reference is made to the Management Information Circular of the Company dated September 15, 2009 for more details on these matters. The report on the voting results is as follows:

1. **Appointment and Compensation of Auditors**

   By a resolution unanimously passed on a show of hands, MacKay LLP, Chartered Accountants, were appointed as the auditors for the Company for the fiscal year ending May 31, 2010 and, in accordance with the Articles of the Company, the directors were authorized to fix the auditors' remuneration.

2. **Fixing Number of Directors**

   By a resolution unanimously passed on a show of hands, the number of directors of the Company was fixed at six.

3. **Election of Directors**

   By a resolution unanimously passed on a show of hands, the following individuals were elected as the directors of the Company to hold office until the next annual general meeting of the shareholders of the Company or until their successors are elected or appointed:

   HENDRIK VAN ALPHEN
   STEVE AAKER
   ANTON J. DRESCHER
   MICHAEL BARTLETT
   ROWLAND PERKINS
   RONALD SHEARDOWN

4. **Annual Re-Approval of 2006 Incentive Stock Option Plan**

   By a resolution of the shareholders present at the meeting in person or by proxy duly passed upon the taking of a vote by ballot, the Company's 2006 Incentive Stock Option Plan, as described in the Company's information circular dated September 15, 2008, and the grant of options thereunder in accordance therewith, was approved. The vote on the motion was as follows:

For the motion:	22,700,070 shares (66.11%)
Against the motion:	5,037,795 shares (33.89%)
Shares not voted:	13,266,956 shares

5. **Ratification of Shareholder Rights Plan**

By a resolution of the shareholders present at the meeting in person or by proxy duly passed upon the taking of a vote by ballot, the Company's Shareholder Rights Plan Agreement, dated as of August 29, 2009, between the Company and Computershare Investor Services Inc., was ratified, confirmed and approved. The vote on the motion was as follows:

For the motion:	31,059,403 shares (90.45%)
Against the motion:	3,275,958 shares (9.55%)
Shares not voted:	13,266,956 shares